W.G.T. Consultants Ltd
1016-470 Granville St.
Vancouver, B.C.
V6C 1V5
Canada
Tel: 604-317-8161

Yukon Resources Corp. 206-475 Howe Street Vancouver, B.C. Canada V6C 2B3	September 15, 2004

Dear Sirs;

I, William G. Timmins of 1016-470 Granville Street, Vancouver, B.C., Canada, V6C 2B3, do hereby consent to the use, in the registration statement of Yukon Resources Corp. on Form SB-2 of my geological report dated July 30, 2004, entitled “Peter's Creek Placer Gold Property”, and concur with the summary of the information in the report disclosed in the registration statement. I also consent to the reference to me under the heading “Experts” in such registration statement.

/s/ W.G. Timmins

W.G. Timmins, P. Eng.